Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	March 15, 2005

ALERIS REPORTS FOURTH-QUARTER RESULTS;

ANTICIPATES STRONG FIRST QUARTER OF 2005

Summary

—Merger of IMCO Recycling Inc. with Commonwealth Industries, Inc. completed December 2004; Company renamed Aleris International, Inc.

—Significant underlying fourth-quarter improvement in pro forma operating results driven by increases in material margins at rolled products segment.

—Fourth-quarter volumes up in all segments versus the prior year.

—Merger-related restructuring charges, asset impairments, non-cash impact of the write-up of acquired inventory to fair value and other purchase accounting adjustments and non-cash gains associated with mark-to-market FAS 133 accounting for derivative and hedging activity totaled approximately $25 million during the quarter on a pro forma basis, of which only $10 million were cash-related.

—Management expects first-quarter 2005 net earnings of $0.70 - $0.75 per share, driven by higher material margins in the rolled products segment and overall Company productivity initiatives. The $0.70 - $0.75 estimate includes expected non-cash losses of approximately $0.25 per share associated with mark-to-market hedging activity and amortization of purchase accounting adjustments. First quarter 2004 earnings per share from continuing operations on a pro forma basis was $0.39 and included non-cash gains associated primarily with mark-to-market hedging activity of $0.16 per share.

—Management will report in Aleris’ 2004 Annual Report on Form 10-K, to be filed with the SEC on March 16, 2005, two material weaknesses in the Company’s internal control over financial reporting as of December 31, 2004.

Aleris International, Inc.

	Quarter Ended December 31,		Quarter Ended December 31,
	As Reported		Pro Forma
($ and Lbs in Millions)	2004	2003	2004	2003
Volume:
Recycling and alloys Lbs. processed	846	783	846	783
Rolled products Lbs. shipped	77	—	248	217

Sales	$372.6	$237.9	$578.1	$451.5

Income (loss) from continuing operations	$(26.5)	$(3.9)	$(16.5)	$0.5

Income (loss) per share from continuing operations	$(1.42)	$(0.27)	$(0.57)	$0.02
EBITDA(1)	$1.0	$12.8	$18.3	$28.0
EBITDA, excluding special items(1)	$15.6	$9.7	$38.6	$19.3

(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA and EBITDA, excluding special items. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA”, as used in this press release, is defined as net income from continuing operations before interest, taxes, depreciation and amortization. “EBITDA, excluding special items”, as used in this press release, is defined as EBITDA excluding restructuring and impairment charges, mark-to-market FAS 133 derivative and hedge activity gains and losses, a gain from a foreign currency transaction and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Beachwood, Ohio – March 15, 2005 – Aleris International, Inc. (NYSE:ARS) today reported financial results for the fourth quarter and full year of 2004.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. with Commonwealth Industries, Inc. IMCO was the acquirer for financial accounting purposes. Consequently, the Company’s “As Reported” financial results for the fourth quarter and full year of 2004 include the operations of Commonwealth for only the month of December. The “Pro Forma” results combine the operations of both companies as of the beginning of each period presented, adjusted to exclude the results of Commonwealth’s discontinued Alflex division and inter-company sales and to include the change to the average cost method of accounting for inventory for the rolled products segment (formerly Commonwealth), the incremental depreciation expense related to the write-up of the acquired fixed assets of rolled products to their estimated fair value, as well as incremental interest expense associated with the financing of the merger.

Fourth-Quarter Operating Results

In the fourth quarter of 2004, Aleris reported revenues of $372.6 million and a net loss of $26.5 million or $1.42 per common share. These results include $1.01 per share of special items including a restructuring charge of $10.8 million related to the elimination of redundant positions resulting from the merger, $5.0 million of asset impairment charges and $6.5 million related primarily to the non-cash cost of sales impact of the write-up of rolled products inventory to fair value at the date of purchase, as well as $3.4 million of mark-to-market FAS 133 hedge gains. The fourth-quarter results also include income tax expense of $5.0 million resulting primarily from the establishment of a valuation allowance against certain domestic deferred tax assets. For the fourth quarter of 2003, the Company reported revenues of $237.9 million and a net loss of $3.9 million or $0.27 per share, including a foreign currency gain of $1.9 million, a mark-to-market FAS 133 hedge gain of $1.2 million and asset impairment charges of $5.6 million. The 2003 results exclude the operations of Commonwealth. In the fourth quarter of 2004, EBITDA, excluding special items, which represents EBITDA adjusted for restructuring, asset impairments, the non-cash cost of sales impact of the write-up of rolled products inventory to fair value at the date of purchase and mark-to-market FAS 133 hedge gains, was $15.6 million compared with $9.7 million in the comparable 2003 period. The improvement in EBITDA, excluding special items, for the fourth quarter of 2004 over the same period in 2003, was driven by improved volumes in the recycling and alloy business (formally IMCO Recycling Inc.), as well as the inclusion of one month of results from the rolled products segment.

On a pro forma basis, Aleris had revenues of $578.1 million and a net loss of $16.5 million or $0.57 per share in the fourth quarter of 2004. These results include $0.85 per share of special items including $15.2 million of restructuring charges, $5.0 million of asset impairment charges and $6.5 million related primarily to the non-cash cost of sales impact of the write-up of acquired inventory to fair value, as well as $2.1 million of mark-to-market FAS 133 hedge gains. For the comparable 2003 period, the Company had pro forma revenues of $451.5 million and income from continuing operations of $0.5 million or $0.02 per share. Results in 2003 included asset impairment charges of $5.6 million, a gain of $1.9 million related to a foreign currency transaction and mark-to-market FAS 133 hedge gains of $6.8 million. Pro forma EBITDA, excluding special items, was $38.6 million compared with $19.3 million in 2003, a 100% improvement. Results were driven principally by continued improvements in rolled products material margins and increased volumes due to improved industrial activity across all of Aleris’ segments.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We are very pleased with our progress since the merger closed in December and with the underlying earnings improvement in all of our segments. As expected in the fourth quarter at rolled products, improved pricing translated into stronger margins and improved earnings net of FAS 133 hedge accounting and restructuring items. We expect higher rolled products pricing in the first quarter as new annual customer agreements became effective in January. The resulting higher margins, along with our Company-wide focus on synergy capture and productivity improvement, should be the principal drivers of significantly improved operating performance for Aleris in 2005.”

Material Weaknesses

Aleris’ management has completed its assessment of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Based upon its documentation, testing and evaluation, Aleris’ management has concluded that the Company did not have effective internal control over financial reporting as of December 31, 2004 within the context of the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Aleris’ 2004 Annual Report on Form 10-K to be filed with the SEC on March 16, 2005, will contain a management’s report on internal control over financial reporting that will reflect this conclusion. Aleris’ registered public accounting firm, Ernst & Young LLP, will also indicate in their audit report that management’s assessment is fairly stated.

The material weaknesses identified relate to the Company’s accounting for derivatives and procedures involved in its financial statement closing process. These conditions were manifested in a number of audit adjustments to the financial statements for the year ended December 31, 2004.

Ernst & Young LLP has completed its audit and is expected to issue an unqualified opinion with respect to Aleris’ consolidated financial statements to be included in its 2004 Annual Report on Form 10-K and its annual report to stockholders.

All audit adjustments (which were non-cash in nature) have been made and no further financial statement corrections or adjustments are required or anticipated.

Rolled Products

On a pro forma basis, shipments totaled 248 million pounds in the 2004 fourth quarter compared to 217 million in the same period of 2003 as the result of continued strong customer demand across all end-use applications. The rolled products segment had pro forma segment income of $18.1 million in the fourth quarter of 2004, compared with pro forma segment income of $13.9 million in the comparable 2003 period. Pro forma results for the 2004 period include special items totaling $9.7 million, of which $6.5 million related primarily to the non-cash cost of sales impact of the write-up of acquired inventory to fair value, $4.4 million consisted of restructuring costs related to the merger and $1.2 million related to FAS 133 mark-to-market hedge gains. 2003 pro forma segment income included a $5.6 million FAS 133 mark-to-market hedge gain. On a pro forma basis, EBITDA, excluding special items, was $34.5 million in the 2004 fourth quarter compared with $15.3 million in the prior year, an improvement of 125%. This improvement was driven by stronger volumes and higher material margins. Based on rolled products’ previous LIFO method of accounting for inventory, and including the effects of the hedge, material margins improved from $0.333 per pound to $0.386 per pound.

All comparisons for the rolled products segment and Aleris in total have been adjusted to reflect rolled product adoption of the average cost method of accounting for inventory (rather than rolled products’ historical practice of reporting on a LIFO basis) in accordance with the practice of the acquiring company as required by acquisition accounting rules.

Aluminum Recycling

Fourth-quarter processing volume of the aluminum recycling segment rose 6% from the year-ago period due to the recovery in U.S. industrial activity, a stronger overall aluminum market and new business the Company has obtained. Segment income totaled $1.8 million compared with a loss of $2.7 million in the fourth quarter of 2003. In the 2004 quarter, an asset impairment charge of $3.7 million was recorded related to the Shelbyville alloys plant. In addition, the Company decided to permanently close the Rockwood, Tennessee facility which had been temporarily idled, resulting in a charge of $0.4 million. 2003 segment income included asset impairment charges of $5.6 million. EBITDA, excluding special items, for this segment was $10.4 million compared with $5.5 million in the same period of 2003. The improvements over 2003 were due to higher processing volumes and favorable scrap spreads.

International

Processing volume of the international segment was 13% higher in the fourth quarter than in the comparable period of 2003. This increase was due to improved capacity utilization in Germany and Brazil resulting from improved economic conditions. 2004 fourth-quarter segment income of the international segment, which included a charge of $0.7 million related to an asset write-down, was $4.4 million compared with $5.7 million in the fourth quarter of 2003. EBITDA, excluding special items, of the international segment totaled $5.8 million in the 2004 quarter compared with $5.9 million in the same period of 2003 as tighter scrap and lower pricing offset higher volumes.

Zinc

Fourth-quarter processing volume in the zinc segment was 5% above the level of the year-ago period. Fourth-quarter 2004 segment income increased to $2.8 million from $0.8 million for the prior-year period. This improvement was due to an increase in zinc prices, better margins and higher volumes. EBITDA, excluding special items, in the fourth quarter of 2004 was $3.7 million compared to $1.7 million in 2003.

Full-Year Operating Results

For the full year of 2004, which includes Commonwealth’s operations for only the month of December, Aleris recorded revenues of $1.2 billion and a net loss of $23.8 million or $1.51 per share. These results include $15.3 million of restructuring charges, $5.0 million of asset impairment charges and $6.5 million related primarily to the non-cash cost of sales impact of the write-up of acquired inventory to fair value as well as $4.1 million of FAS 133 mark-to-market hedge gains.

The Company’s financial results as reported for the full year of 2003 do not include the operations of Commonwealth. In that period, the Company recorded revenues of $892.0 million and a net loss of $0.8 million or $0.06 per share, including asset impairment charges of $5.6 million and a gain of $1.9 million relating to a foreign currency transaction.

On a pro forma basis, Aleris had revenues of $2.3 billion and a net loss from continuing operations of $23.2 million or $0.82 per share in 2004. These results include $33.4 million of restructuring charges, $12.1 million of asset impairments, and $6.5 million related primarily to the non-cash cost of sales impact of the write-up of acquired inventory to fair value, as well as

$4.8 million of FAS 133 mark-to-market hedge gains. Pro forma EBITDA, excluding special items, was $132.0 million in 2004 compared with $78.5 million in 2003 due primarily to improved volume across all segments.

Steve Demetriou continued, “We are excited regarding our prospects for the first full quarter at Aleris and expect that continued strong volumes and further improved pricing in our rolled products segment will drive improvements in profitability. Although the outlook for automotive volumes is uncertain and could impact us negatively, particularly in the spec alloy business, the combination of improved rolled product margins, a strong zinc business, and reduced costs as merger synergies begin to take hold, should provide for a strong first year. For the first quarter of 2005, we are currently forecasting net earnings of $0.70—$0.75 per share including expected non-cash losses of approximately $0.25 per share associated with mark-to-market hedging activity and amortization of purchase accounting adjustments.”

Conference Call and Webcast Information

Aleris will host a conference call today, March 15, 2005 at 10 a.m. Eastern time. Steven J. Demetriou, Aleris International’s Chairman and Chief Executive Officer, and Michael D. Friday, the Company’s Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-299-7098 or 617-801-9715 and referencing passcode #12278006 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern time. In addition, the conference call and presentation slides will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #16819806, beginning at noon Eastern time, March 15 until 11:59 p.m. Eastern time, March 22, 2005.

About Aleris

Aleris International, Inc. is one of the world’s largest recyclers of aluminum and zinc and a leading North American manufacturer of common alloy sheet. The Company has 28 production facilities in the U.S., Europe and Latin America and has about 3,200 employees. For more information about the Company, which has headquarters in Beachwood, Ohio, visit its Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe”, “expect”, “ anticipate”, “intend”, “estimate”, “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share, future improvements in margins, processing volumes and pricing, improvements in Aleris’ internal controls, future effects of derivatives accounting, anticipated continuation of strengthened U.S. and Worldwide industrial activity, expected cost savings, and anticipated synergies resulting from the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’ ability to effectively integrate the business and operations of Commonwealth; downturns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s registration statement on Form S-4 filed in February 2005, the annual reports on Form 10-K for the fiscal years ended December 31, 2004 and 2003, and the quarterly reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

Aleris International, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited, except for the Year Ended December 31, 2003)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
REVENUES	$372,606	$237,928	$1,226,597	$892,015
Cost of sales	358,111	226,325	1,148,634	837,428

GROSS PROFIT	14,495	11,603	77,963	54,587

Selling, general and administrative expense	16,740	11,090	54,507	38,808
Interest and other (income) expense	(420)	1,125	51	626
Restructuring charge	10,754	—	10,754
Interest expense	8,842	6,309	28,790	16,649

	35,916	18,524	94,102	56,083
Earnings (loss) before provision for income taxes, and minority interests	(21,421)	(6,921)	(16,139)	(1,496)

Provision (benefit from) for income taxes	5,009	(3,203)	7,484	(1,244)

Earnings (loss) before minority interests	(26,430)	(3,718)	(23,623)	(252)

Minority interests, net of provision (benefit) for income taxes	92	187	214	560

Net earnings (loss)	$(26,522)	$(3,905)	$(23,837)	$(812)

Earnings (Loss) Per Common Share:
Basic	$(1.42)	$(0.27)	$(1.51)	$(0.06)
Diluted	$(1.42)	$(0.27)	$(1.51)	$(0.06)
Weighted Average Shares Outstanding:
Basic	18,647	14,470	15,793	14,473
Diluted	18,647	14,470	15,793	14,473

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Supplementary Information:
Depreciation and amortization	$13,672	$13,627	$34,785	$33,627
Capital spending	$22,523	$7,230	$44,825	$20,807

Segment Reporting:
Volume (pounds):
Aluminum Recycling	532,797	501,801	2,099,617	1,938,777
International	253,483	224,172	1,033,518	778,810
Zinc	59,993	57,097	246,108	238,441

	846,273	783,070	3,379,243	2,956,028

Percent Tolled:	59%	56%	59%	55%

Pounds Packed– Rolled Products	72,519	—	72,519	—

Revenues:
Aluminum Recycling	$133,313	$120,209	$552,995	$479,585
International	94,910	72,669	371,649	256,386
Zinc	49,279	45,050	206,849	156,044
Rolled Products	95,104	—	95,104	—

	$372,606	$237,928	$1,226,597	$892,015

Segment Income (loss):
Aluminum Recycling	$1,792	$(2,567)	$21,817	$12,621
International	4,411	5,693	21,777	17,310
Zinc	2,793	834	11,954	4,895
Rolled Products	(523)	—	(523)	—

	$8,473	$3,960	$55,025	$34,826

Aleris International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash	$17,828	$14,760
Accounts Receivable, Net	245,649	111,562
Inventories	251,785	78,270
Other Current Assets	20,547	23,826

Total Current Assets	535,809	228,418

PP&E, Net	432,779	219,668
Goodwill	63,940	63,617
Restricted Cash	16,007	24,846
Other Assets	22,189	14,185

TOTAL ASSETS	$1,070,724	$550,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$178,943	96,207
Accrued Liabilities	77,980	30,955
Current Maturities of long-term debt	61	33,017

Total Current Liabilities	256,984	160,179

Deferred Income Taxes Payable	11,280	20,390
Long-Term Debt	412,338	223,176
Other Long-Term Liabilities	107,452	25,244
Stockholders’ Equity	282,670	121,745

TOTAL LIABILITIES AND EQUITY	$1,070,724	$550,734

Aleris International, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA, Excluding Special Items (1)

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
		Restated		Restated
Net Income (loss)	$(26,522)	$(3,905)	$(23,837)	$(812)
Interest expense	8,842	6,309	28,790	16,649
Income taxes	5,009	(3,203)	7,484	(1,244)
Depreciation and amortization	13,672	13,627	34,785	33,627

EBITDA	$1,001	$12,828	$47,222	$48,220
Mark-to-market FAS 133 aluminum hedge (gain) loss	(3,398)	(1,166)	(4,050)	(38)
Asset impairments	685	—	685	—
Restructuring, merger related and executive separation charges	10,754	—	15,266	—
Non-cash cost of sales impact of recording acquired inventory at fair value	6,532	—	6,532	—
Gain from foreign currency transaction	—	(1,880)	—	(1,880)

EBITDA, excluding special items	$15,574	$9,782	$65,655	$46,302

Reconciliation of Pro Forma Net Income (Loss) to

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Pro Forma EBITDA, Excluding Special Items (1)

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Net Income (loss)	$(16,450)	$495	$(23,191)	$(3,069)
Interest expense	11,548	10,396	44,885	32,963
Income taxes	5,009	(3,188)	7,614	(1,129)
Depreciation and amortization	18,175	20,273	59,789	58,675

EBITDA	$18,282	$27,976	$89,097	$87,440
Mark-to-market FAS 133 aluminum hedge (gain) loss	(2,075)	(6,809)	(4,817)	(7,068)
Asset impairments	685	—	7,747	—
Restructuring, merger related and executive separation charges	15,161	—	33,399	—
Non-cash cost of sales impact of recording acquired inventory at fair value	6,532	—	6,532	—
Gain from foreign currency transaction	—	(1,880)	—	(1,880)

EBITDA, excluding special items	$38,585	$19,287	$131,958	$78,492

Reconciliation of Pro Forma Segment Income (Loss) to

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Pro Forma EBITDA, Excluding Special Items (1)

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Rolled Products (Pro forma)
Segment Income	$18,111	$13,879	$56,203	$38,942
Depreciation	6,675	6,646	21,451	18,832
Hedge (gain)/loss	(1,232)	(5,643)	(3,322)	(7,030)
Purchase Accounting/other	10,939	440	6,532	—

EBITDA excluding special items	$34,493	$15,322	$80,864	$50,744

Aluminum Recycling
Segment Income	$1,792	$(2,567)	$21,817	$12,621
Depreciation	8,197	8,097	19,848	20,499
Hedge (gain)/loss	420	—	620	—

EBITDA excluding special items	$10,409	$5,530	$42,285	$33,120

International
Segment Income	$4,411	$5,693	$21,777	$17,310
Depreciation	1,978	2,086	7,215	5,421
Hedge (gain)/loss	(1,263)	(1,166)	(2,114)	(38)
Purchase Accounting/other	685	(725)	685	(1,880)

EBITDA excluding special items	$5,811	$5,888	$27,563	$20,813

Zinc
Segment Income	$2,793	$834	$11,954	$4,895
Depreciation	901	890	3,598	3,329
Hedge (gain)/loss	—	—	—	—

EBITDA excluding special items	$3,694	$1,724	$15,552	$8,224

(1)	This statement reconciles net income to earnings before interest, income taxes and depreciation and amortization (EBITDA) as well as EBITDA, excluding the effects of special items, which are non-GAAP financial measures.The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA”, as used in this press release, is defined as net income from continuing operations before interest, taxes, depreciation and amortization. “EBITDA, excluding special items”, as used in this press release, is defined as EBITDA excluding restructuring and impairment charges, mark-to-market FAS 133 hedge gains and losses, a gain from a foreign currency transaction and the non-cash cost of sales impact of the write-up of inventory through purchase accounting. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.